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                                                                     EXHIBIT 2.1





                      AGREEMENT AND PLAN OF REORGANIZATION



                             DATED NOVEMBER 19, 1998



                                      AMONG


                       ACTION PERFORMANCE COMPANIES, INC.,

                            ACTION INTERACTIVE, INC.,

                           TECH 2000 WORLDWIDE, INC.,

                               ROGER J. FALCIONE,


                                       AND


                       PATRICIA I. BARLETTA, EXECUTRIX OF
                        THE ESTATE OF VINCENT D. BARLETTA
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                                TABLE OF CONTENTS

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SECTION 1      MERGER OF THE COMPANY AND MERGER SUBSIDIARY...................     1

      1.1   Merger...........................................................     1

      1.2   Effect of the Merger.............................................     1

      1.3   Name of Merger Subsidiary........................................     1

      1.4   Articles of Incorporation and Bylaws.............................     1

      1.5   Status and Conversion of Securities..............................     1

            (a)   Conversion of Company Stock into Action Stock..............     1

            (b)   Exchange of Certificates...................................     1

            (c)   Hold-back of Action Common Stock ..........................     2

            (d)   Common Stock of Merger Subsidiary .........................     2

      1.6   Accounting Treatment.............................................     2

      1.7   Pooling Letter...................................................     2

      1.8   Rights in Action Common Stock....................................     2

      1.9   Further Documents................................................     2

      1.10  Effective Date...................................................     2

      1.11  The Closing......................................................     2

SECTION 2      REPRESENTATIONS AND WARRANTIES................................     3

      2.1   Representations and Warranties of Shareholders...................     3

            (a)   Due Incorporation, Good Standing, and Qualification........     3

            (b)   Power to Execute Agreement; Enforceability.................     3

            (c)   Capital Stock..............................................     3

            (d)   Options, Warrants, and Rights; Mergers in Capital
                  Stock; Organization Accounting.............................     4

            (e)   No Bonus Shares............................................     4

            (f)   Predecessor Status.........................................     4

            (g)   Spin-Off by Company........................................     4

            (h)   Subsidiaries...............................................     4

            (i)   Financial Statements.......................................     4

            (j)   Books and Records..........................................     4

            (k)   No Material Change.........................................     4

            (l)   Actions in the Ordinary Course of Business.................     4

            (m)   Title to Properties........................................     5

            (n)   Litigation.................................................     5
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            (o)   Licenses and Permits.......................................     5

            (p)   No Violation...............................................     5

            (q)   Taxes......................................................     5

            (r)   Accounts Receivable........................................     6

            (s)   Contracts..................................................     6

            (t)   Intellectual Property......................................     6

            (u)   Compliance with Law and Other Regulations..................     6

            (v)   Insurance..................................................     7

            (w)   Articles, Bylaws, and Minute Books.........................     7

            (x)   Employee Benefit and Employment Matters....................     7

            (y)   No Dividends or Other Payments to Directors,
                  Officers, Shareholders or Others...........................     7

      2.2   Further Representations and Warranties of Shareholders...........     7

            (a)   Ownership of Capital Stock of the Company..................     7

            (b)   Rights to Acquire Shares...................................     8

            (c)   Power to Execute Agreement; Enforceability.................     8

            (d)   Agreement Not in Breach of Other Instruments...............     8

            (e)   Reliance Upon Shareholder's Advisors.......................     8

            (f)   Intent and Access..........................................     8

            (g)   No Binding Commitment to Dispose of Action Common
                  Stock......................................................     8

            (h)   Accuracy of Statements.....................................     9

      2.3   Representations and Warranties of Action and Merger
            Subsidiary.......................................................     9

            (a)   Due Incorporation, Good Standing, and Qualification........     9

            (b)   Corporate Authority........................................     9

            (c)   Capital Stock..............................................     9

            (d)   Options, Warrants, and Rights..............................     9

            (e)   Subsidiaries...............................................     9

            (f)   Financial Statements.......................................    10

            (g)   No Material Change.........................................    10

            (h)   Title to Assets and Properties.............................    10

            (i)   Litigation.................................................    10

            (j)   Rights and Licenses........................................    10

            (k)   No Violation...............................................    11
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            (l)   Taxes......................................................    11

            (m)   Accounts Receivable........................................    11

            (n)   Contracts..................................................    11

            (o)   Compliance with Law and Other Regulations..................    11

            (p)   Insurance..................................................    11

            (q)   Employees..................................................    11

            (r)   SEC Reports................................................    12

            (s)   Status of Action Common Stock Being Issued.................    12

            (t)   Accuracy of Statements.....................................    12

      2.4   Survival of Representations and Warranties.......................    12

SECTION 3      PRE-CLOSING COVENANTS.........................................    12

      3.1   Covenants of Shareholders and the Company........................    12

            (a)   Preservation of Business...................................    12

            (b)   Ordinary Course............................................    12

            (c)   Books and Records..........................................    13

            (d)   No Organic Change..........................................    13

            (e)   No Issuance of Shares, Options, or Other Securities........    13

            (f)   Compensation...............................................    13

            (g)   Dividends..................................................    13

            (h)   Confidentiality............................................    13

            (i)   Obligation to Update Information...........................    13

            (j)   Consents and Approvals.....................................    13

      3.2   Covenants of Action and Merger Subsidiary........................    13

            (a)   Preservation of Business...................................    13

            (b)   Ordinary Course............................................    14

            (c)   Books and Records..........................................    14

            (d)   No Organic Change..........................................    14

            (e)   Dividends..................................................    14

            (f)   Obligation to Update Information...........................    14

            (g)   Consents and Approvals.....................................    14

SECTION 4      CONDITIONS PRECEDENT TO OBLIGATIONS...........................    14

      4.1   Conditions Precedent to the Obligations of Action and
            Merger Subsidiary................................................    14

            (a)   Accuracy of Representations and Warranties.................    14
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            (b)   Performance of Agreements..................................    14

            (c)   Corporate Approvals........................................    14

            (d)   No Material Adverse Change.................................    14

            (e)   Litigation.................................................    14

            (f)   Pooling Letter.............................................    15

            (g)   Employment Agreement.......................................    15

            (h)   Registration Rights Agreement..............................    15

            (i)   Opinion of Counsel.........................................    15

            (j)   Execution of Escrow Agreement..............................    15

            (k)   Cancellation of Promissory Notes...........................    15

            (l)   Acquisition of Trademark Rights............................    15

            (m)   Proceedings Satisfactory to Counsel........................    15

      4.2   Conditions Precedent to the Obligations of the Company and
            Shareholders.....................................................    15

            (a)   Accuracy of Representations and Warranties.................    15

            (b)   Performance of Agreements..................................    15

            (c)   Corporate Approval.........................................    15

            (d)   Opinion of Counsel.........................................    15

            (e)   No Material Adverse Change.................................    16

            (f)   Litigation.................................................    16

            (g)   Execution of Employment Agreement..........................    16

            (h)   Execution of Registration Rights Agreement.................    16

            (i)   Execution of Escrow Agreement..............................    16

            (j)   Payment of Promissory Notes................................    16

            (k)   Proceedings Satisfactory to Counsel........................    16

SECTION 5      WAIVER, MODIFICATION, ABANDONMENT.............................    16

SECTION 6      POST-CLOSING COVENANTS........................................    17

      6.1   Filing of Tax Returns and Payment of Taxes.......................    17

      6.2   Non-Competition, Non-Disclosure, and Non-Solicitation............    17

            (a)   Non-competition............................................    17

            (b)   Confidential Information...................................    17

            (c)   Nonsolicitation............................................    18

            (d)   Reasonableness and Remedies................................    18

            (e)   Severability; Reformation..................................    18
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      6.3   Tax and Accounting Treatment.....................................    18

      6.4   Further Assurances...............................................    19

SECTION 7      INDEMNIFICATION...............................................    19

      7.1   Indemnification by Shareholders..................................    19

      7.2   Indemnification By Action........................................    19

      7.3   Notice and Right to Defend Third-Party Claims....................    19

      7.4   Limitations on Indemnification; Security for the
            Shareholders' Indemnification and Other Obligations..............    20

      7.5   Further Limitations on Indemnification...........................    20

      7.6   Certain Claims by Shareholders...................................    20

      7.7   Indemnification to be Sole Remedy................................    21

SECTION 8      GENERAL.......................................................    21

      8.1   Costs and Indemnity Against Finders..............................    21

      8.2   Controlling Law..................................................    21

      8.3   Notices..........................................................    21

      8.4   Binding Nature of Agreement; No Assignment.......................    22

      8.5   Entire Agreement.................................................    22

      8.6   Paragraph Headings...............................................    22

      8.7   Counterparts.....................................................    22
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                      AGREEMENT AND PLAN OF REORGANIZATION


      THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made as of November 19, 1998, by and among ACTION PERFORMANCE COMPANIES, INC., an Arizona corporation ("Action"); ACTION INTERACTIVE, INC., an Arizona corporation and a wholly owned subsidiary of Action ("Merger Subsidiary"); TECH 2000 WORLDWIDE, INC., a Massachusetts corporation (the "Company"); and ROGER J. FALCIONE ("Falcione") and PATRICIA I. BARLETTA, EXECUTRIX OF THE ESTATE OF VINCENT D. BARLETTA (the "Estate"). Falcione and the Estate are each referred to herein as a "Shareholder" and, together, as "Shareholders."

      Shareholders own all of the issued and outstanding capital stock of the Company. The parties hereto desire that the Company be merged with and into Merger Subsidiary on the terms and conditions set forth in this Agreement (the "Merger"). For federal income tax purposes, it is intended by the parties that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Specifically, it is intended that the Merger qualify as a forward triangular reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties hereby approve and adopt this Agreement as a "Plan of Reorganization" and agree as follows:

                                   SECTION 1
                   MERGER OF THE COMPANY AND MERGER SUBSIDIARY

      1.1 MERGER. On the Effective Date (as defined in Section 1.10), the Company shall be merged with and into Merger Subsidiary, which shall be the surviving corporation, pursuant to the Agreement and Plan of Merger attached as Exhibit A hereto (the "Agreement and Plan of Merger"). At the time of Closing (as defined below), Action shall cause the Articles of Merger to be filed with the Secretary of State of Arizona, and Shareholders shall cause Articles of Merger to be filed with the Secretary of State of Massachusetts.

      1.2 EFFECT OF THE MERGER. Upon the Merger becoming effective, the separate existence of the Company shall cease, and Merger Subsidiary shall succeed to and possess all the properties, rights, privileges, powers, franchises, and immunities, of a public as well as of a private nature, and be subject to all the debts, liabilities, obligations, restrictions, disabilities and duties of the Company, all without further act or deed, as provided in Section 10-1106 of the Arizona Business Corporation Act.

      1.3 NAME OF MERGER SUBSIDIARY. The name of Merger Subsidiary shall remain "Action Interactive, Inc."

      1.4 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and the Bylaws of Merger Subsidiary as in effect on the Effective Date shall be, from and after the Effective Date, the Articles of Incorporation and Bylaws of Merger Subsidiary until they are amended.

      1.5 STATUS AND CONVERSION OF SECURITIES.

            (a) CONVERSION OF COMPANY STOCK INTO ACTION STOCK. Upon the Merger becoming effective, the shares of common stock, no par value per share, of the Company issued and outstanding on the Effective Date (the "Shares"), by reason of the Merger and upon surrender to Action by the holders thereof, shall be converted into 137,923 shares of Action's common stock, par value $.01 per share (the "Common Stock"). The 137,923 shares of Common Stock issuable pursuant to this Section 1.5(a), including the "Held Back Shares" (as defined below), are collectively referred to herein as the "Action Common Stock." The shares of Action Common Stock shall be issued, delivered, and held pursuant to Section 1.5(b), Section 1.5(c), and Section 7 of this Agreement.

            (b) EXCHANGE OF CERTIFICATES. Subject to Section 1.5(c), after the Effective Date each holder (other than Action) of an outstanding certificate or certificates representing the Shares, upon surrender thereof to Action, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Action Common Stock into which the Shares theretofore represented by such surrendered certificate or
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certificates shall have been converted as illustrated and provided for on
Schedule 1.5(b) hereto. Until so surrendered, each outstanding certificate representing Shares shall be deemed for all purposes to represent the number of shares of Action Common Stock into which the Shares theretofore represented thereby shall have been converted. As promptly as practicable after the Effective Date, Action shall make available, by transferring to Merger Subsidiary or by transferring directly to its independent transfer agent (in such capacity the "Exchange Agent"), for the benefit of Shareholders, the number of shares of Action Common Stock required for conversion in accordance with this Agreement.

            (c) HOLD-BACK OF ACTION COMMON STOCK.

                  (i) As security for Shareholders' agreement in Section 7 to indemnify and hold Action harmless, Action shall set aside and deliver to the Escrow Agent under the Escrow Agreement (as defined below), in accordance with
Section 7, stock certificates representing 10% of the shares of Common Stock issuable pursuant to Section 1.5(a) (the "Held Back Shares").

                  (ii) Action shall deliver stock certificates representing the balance of the shares of Common Stock issuable in accordance with Section 1.5(a) to Shareholders in the respective amounts to which they are entitled.

            (d) COMMON STOCK OF MERGER SUBSIDIARY. All authorized shares of Merger Subsidiary common stock, par value $.01 per share ("Merger Subsidiary Common Stock"), whether issued or unissued, outstanding or reacquired, shall continue unchanged as shares of Merger Subsidiary Common Stock.

      1.6 ACCOUNTING TREATMENT. It is intended by the parties that the Merger shall be treated for accounting purposes as a pooling-of-interests business combination in accordance with generally accepted accounting principles in the United States ("GAAP") and the rules and regulations of the Securities and Exchange Commission (the "SEC").

      1.7 POOLING LETTER. At or prior to the Closing, Shareholders shall execute and deliver a letter agreement in favor of Action, in form and content as set forth on Exhibit B attached hereto (the "Pooling Letter"), pursuant to which Shareholders shall agree to hold the Action Common Stock received by Shareholders for such period of time as is necessary to allow the Merger to be accounted for as a pooling-of-interests under GAAP and the rules and regulations of the SEC.

      1.8 RIGHTS IN ACTION COMMON STOCK. Except as described in Section 2.3(s) and except for the restrictions on resale or transfer described in the Escrow Agreement and in the Pooling Letter, all Action Common Stock received by Shareholders pursuant to this Agreement shall have the same rights as all of the other shares of Action's outstanding Common Stock. Upon the surrender and delivery of the Shares to Action by Shareholders, all voting rights of such Action Common Stock received by Shareholders shall be fully exercisable by Shareholders and Shareholders shall not be deprived or restricted in exercising those rights.

      1.9 FURTHER DOCUMENTS. From time to time, on and after the Effective Date, as and when requested by Merger Subsidiary, Action, or their respective successors or assigns, the appropriate officers and directors of the Company as of the Effective Date shall, at the expense of Action, for and on behalf and in the name of the Company or otherwise, execute and deliver all such deeds, bills of sale, assignments, and other instruments and shall take or cause to be taken such further or other actions as Merger Subsidiary, Action or their respective successors or assigns may deem necessary or desirable in order to confirm of record or otherwise to Merger Subsidiary title to and possession of all of the properties, rights, privileges, powers, franchises, and immunities of the Company and otherwise to carry out fully the provisions and purposes of this Agreement.

      1.10 EFFECTIVE DATE. The Merger shall become effective on the later to occur of (a) the filing of Articles of Merger with the State of Arizona, and (b) the filing of Articles of Merger with the Secretary of Commonwealth of Massachusetts (the "Effective Date").

      1.11 THE CLOSING. Subject to the terms and conditions of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place as promptly as


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practicable (and in any event within three business days after the satisfaction or waiver of the conditions set forth in Section 4 of this Agreement), at the offices of O'Connor, Cavanagh, Andersen, Killingsworth & Beshears, One East Camelback Road, Phoenix, Arizona 85012, or such other time and place as the parties may otherwise agree. The date of the Closing is sometimes referred to herein as the "Closing Date." The parties agree that the following shall occur at the Closing:

            (a) The Company and Shareholders shall have satisfied each of the conditions set forth in Section 4.1 and shall deliver to Action and Merger Subsidiary the documents, certificates, opinions, consents, and letters required by Section 4.1.

            (b) Action and Merger Subsidiary shall have satisfied each of the conditions set forth in Section 4.2 and shall deliver to the Company and Shareholders the documents, certificates, opinions, consents, and letters required by Section 4.2.

            (c) The parties shall cause the Merger to be consummated by filing Articles of Merger as set forth in Section 1.1.

            (d) At the Closing, Action shall issue and deliver the certificates representing the Action Common Stock, including the Held Back Shares, as set forth in Section 1.5.

                                   SECTION 2
                         REPRESENTATIONS AND WARRANTIES

      2.1 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS. Except as otherwise set forth in the Shareholders' Disclosure Schedule heretofore delivered by Shareholders to and acknowledged as received by Action, each of Shareholders, severally, but not jointly, represent and warrant to Action and Merger Subsidiary as follows:

            (a) DUE INCORPORATION, GOOD STANDING, AND QUALIFICATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Massachusetts, with all requisite corporate power and authority to own, operate, and lease its assets and properties and to carry on its business as now being conducted. The Company is not subject to any material disability by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction. Shareholders have heretofore delivered to Action a list setting forth, as of the date of this Agreement, each jurisdiction in which the Company is qualified to do business.

            (b) POWER TO EXECUTE AGREEMENT; ENFORCEABILITY. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Shareholders and the Board of Directors of Company have taken all action necessary to authorize and approve the execution and delivery of this Agreement, the performance of their respective obligations hereunder, and the consummation of the transactions contemplated hereby. No other corporate proceedings on the part of the Company, including a meeting of shareholders, are necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of, the Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

            (c) CAPITAL STOCK. As of the date hereof, the Company has an authorized capital stock consisting of 20,000 shares of common stock, no par value, of which 11,765 shares are issued and outstanding, all of which are owned by the Shareholders, free and clear of all claims, liens, charges, and encumbrances. All of the issued and outstanding shares of capital stock of the Company have been validly authorized and issued and are fully paid and nonassessable.


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
            (d) OPTIONS, WARRANTS, AND RIGHTS; MERGERS IN CAPITAL STOCK; ORGANIZATION ACCOUNTING. The Company does not have outstanding any options, warrants, or other rights to purchase, or securities or other obligations convertible into or exchangeable for, or contracts, commitments, agreements, arrangements, or understandings to issue, any shares of its capital stock or other securities. The Company has not acquired or redeemed any Company Shares during the two-year period immediately preceding the date of this Agreement and has no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the voting stock structure of the Company nor the relative ownership of shares among any of its shareholders has been altered or changed in contemplation of the Merger.

            (e) NO BONUS SHARES. None of the Shares was issued pursuant to awards, grants, or bonuses in contemplation of the Merger.

            (f) PREDECESSOR STATUS. Set forth on the Shareholders' Disclosure
Schedule is a listing of all names of all predecessor companies of the Company, including the names of any entities acquired by the Company (by stock purchase, merger or otherwise) as owned by the Company or from which the Company previously acquired material assets, in any case from the earliest date upon which Shareholders acquired stock in the Company. Within such period of time, the Company has not been a subsidiary or division of another corporation or part of any acquisition that was later rescinded.

            (g) SPIN-OFF BY COMPANY. During the two-year period immediately preceding the date of this Agreement, there has not been any sale, spin-off, or split-up of material assets of either the Company or any other person or entity that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

            (h) SUBSIDIARIES. The Company has no subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any corporation or other business.

            (i) FINANCIAL STATEMENTS. The Balance Sheet of the Company as of October 31, 1998 (the "Company's Base Balance Sheet") and the Statements of Operations, and the Statements of Shareholders' Equity of the Company for the three years ended October 31, 1998, and all related schedules and notes to the foregoing, have been prepared by the Company without audit. All of the foregoing financial statements have been prepared in accordance with GAAP, which were applied on a consistent basis (except as described therein), and present fairly, in all material respects, the financial position, results of operations, and changes of financial position of the Company as of their respective dates and for the periods indicated. The Company does not have any material liabilities or obligations of a type that would be included in a balance sheet prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated or otherwise, except as and to the extent disclosed or reflected in the Company's Base Balance Sheet or incurred since October 31, 1998, in the ordinary course of business or as contemplated by this Agreement.

            (j) BOOKS AND RECORDS. The books of account and other corporate records of the Company are complete and accurate, have been maintained in accordance with reasonable business practices, and the matters contained therein are appropriately reflected in the Company's financial statements.

            (k) NO MATERIAL CHANGE. Since October 31, 1998, there has not been and there is not threatened (i) any material adverse change in the business, assets, properties, financial condition, or operating results of the Company,
(ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of the Company, which materially affects or impairs its ability to conduct its business, or (iii) any mortgage or pledge of any assets or properties of the Company, or any indebtedness incurred by the Company other than indebtedness, not material in the aggregate, incurred in the ordinary course of business.

            (l) ACTIONS IN THE ORDINARY COURSE OF BUSINESS. Since October 31, 1998, the Company has not (i) taken any action outside of the ordinary and usual course of business; (ii) borrowed any money or become contingently liable for any obligation or liability of another; (iii) failed to pay any of its debts and obligations as they became due; (iv) incurred any debt, liability, or obligation of any nature to any party except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business, none of which aggregate more than $25,000 with respect to the same supplier or customer; (v) knowingly waived any right of substantial value; (vi) failed to use its reasonable efforts to preserve its business organization intact, to keep available the services of its employees, or to preserve its relationships with its customers, suppliers, and others with which it deals; or
(vii) increased or committed to increase the salary, fee, or compensation of any officer, employee, independent contractor, agent, firm, or person performing services for it.

            (m) TITLE TO PROPERTIES. The Company has good and marketable title to all of its real and personal assets and properties, including all assets and properties reflected in the Company's Base Balance Sheet or acquired subsequent to October 31, 1998, except assets or properties disposed of subsequent to that date in the ordinary course of business. Such assets and properties are subject to no mortgage, indenture, pledge, lien, claim, encumbrance, charge, security interest, or title retention or other security arrangement, except for liens for the payment of federal, state, and other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of the Company or the ownership of its assets or properties, which were not incurred in connection with the borrowing of money or the obtaining of advances and which do not in the aggregate materially detract from the value of the assets or properties of the Company or materially impair the use thereof in the operation of its business, except in each case as disclosed in the Company's Base Balance Sheet. All leases pursuant to which the Company leases any substantial amount of real or personal property are valid and effective in accordance with their respective terms. The Company owns or has the right to use all assets and properties necessary to conduct its business as currently conducted.

            (n) LITIGATION. There are no actions, suits, proceedings, or other litigation pending or, to the knowledge of Shareholders, threatened against the Company, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to the Company, would individually or in the aggregate have an adverse effect on the business, assets, properties, operating results, prospects, or condition, financial or otherwise, of the Company.

            (o) LICENSES AND PERMITS. The Company is not subject to any material disability or liability by reason of its failure to possess any license, permit, franchise, certificate, consent, approval, or authorization. The Company has all licenses, permits, franchises, consents, approvals, and authorizations of whatever kind and type, governmental or private, necessary for the business conducted by it and the ownership or use of all assets and properties and the premises occupied by it. The Shareholders' Disclosure Schedule contains a true, correct, and complete list of all licenses, permits, franchises, consents, approvals, and authorizations necessary for the conduct of the Company's business.

            (p) NO VIOLATION. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not violate or result in a breach by the Company of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to, (i) any provision or restriction of any charter, bylaw, loan, indenture, or mortgage of the Company, or (ii) any provision or restriction of any lien, lease agreement, contract, instrument, order, judgment, award, decree, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of the Company is subject or by which the Company is bound.

            (q) TAXES. The Company has duly filed in correct form all Tax Returns (as defined below) relating to the activities of the Company required or due to be filed (with regard to applicable extensions) on or prior to the date of this Agreement. All such Tax Returns are accurate and complete in all material respects, and the Company has paid or made provision for the payment of all Taxes (as defined below) that have been incurred or are due or claimed to be due from it by federal, state, or local taxing authorities for all periods ending on or before the date of this Agreement, other than Taxes or other charges that are not delinquent or are being contested in good faith and have not been finally determined and have been disclosed to Action. The amounts set up as reserves for Taxes on the books of the Company are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon), whether or not disputed, accrued, or applicable. No claims for taxes or assessments are being asserted or threatened against the Company. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and any interest, penalties or additions attributable thereto, and the term "Tax Return" shall mean any report, return, or other information required to be supplied to a taxing authority or required by a taxing authority to be supplied to any other person. The Company has duly and validly filed elections for C corporation status under the Internal Revenue Code; none of such elections have been revoked or terminated; and neither the Company nor any shareholder of the Company has taken any action that would cause a termination of such election.

            (r) ACCOUNTS RECEIVABLE. The accounts receivable of the Company have been acquired in the ordinary course of business, are valid and enforceable, and are fully collectible, subject to no known defenses, set-offs, or counterclaims, except to the extent of the reserve reflected in the books of the Company or in such other amount that is not material in the aggregate.

            (s) CONTRACTS. The Company is not a party to (i) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, or profit sharing, (ii) any collective bargaining or other contract or agreement with any labor union, (iii) any lease, installment purchase agreement, or other contract with respect to any real or personal property used or proposed to be used in its operations, excepting, in each case, items included within aggregate amounts disclosed or reflected in the Company's Base Balance Sheet, (iv) any employment agreement or other similar arrangement not terminable by it upon 30 days or less notice without penalty to it, (v) any contract or agreement for the purchase of any commodity, material, fixed asset, or equipment in excess of $25,000, (vi) any contract or agreement creating an obligation of $25,000 or more, (vii) any contract or agreement that by its terms does not terminate or is not terminable by it upon 30 days or less notice without penalty to it, (viii) any loan agreement, indenture, promissory note, conditional sales agreement, or other similar type of arrangement, (ix) any material license agreement, or (x) any contract that may result in a material loss or obligation to it. All material contracts, agreements, and other arrangements to which the Company is a party are valid and enforceable in accordance with their terms; the Company and all other parties to each of the foregoing have performed all obligations required to be performed to date; neither the Company nor any such other party is in default or in arrears under the terms of any of the foregoing; and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a default under any of them.

            (t) INTELLECTUAL PROPERTY. The Company owns or holds all of the rights to use all logos, trademarks, trade names, trade secrets, fictitious names, service marks, patents, and copyrights that are used in or necessary to the operation of its business (collectively, "Intellectual Property"). The Shareholders' Disclosure Schedule sets forth a true, complete, and correct list of all of the Intellectual Property owned or used by the Company, including but not limited to all "domain names" used by the Company, the names of all software programs used by the Company, and a list of all trademark and copyright registrations applied for and/or issued with respect to the Intellectual Property. The Company has applied for trademark or copyright registrations for all software, "screens," and other Intellectual Property that it owns and uses or intends to use in connection with its business operations. Shareholders are not aware of any facts, claims, or circumstances that would enable any person or entity to challenge the Company's ownership of or right to use any of the Intellectual Property, including the Company's copyrights or trademarks, its rights to register such copyrights or trademarks, and the right to seek all available protections and remedies against any party that infringes such copyrights or trademarks. None of the matters covered by the Intellectual Property, nor any of the products or services sold or provided by the Company, nor any of the processes used or the business practices followed by the Company, infringes or has infringed upon any logo, trademark, trade name, trade secret, fictitious name, service mark, patent, or copyright owned by any person or entity (or any application with respect thereto), or constitutes unfair competition. The Company is not and, following the Merger, Action and Merger Subsidiary will not be, obligated to pay any royalty or other payment with respect to any of the Intellectual Property. No person or entity is producing, providing, selling, or using products or services that would constitute an infringement of any of the Intellectual Property. The Company has taken all actions reasonably necessary under applicable law to protect all trade secrets and confidential information used or contained in the Intellectual Property including, but not limited to, limitation of access to such information, confidentiality agreements with employees, and advising its employees with access to such trade secrets or confidential information regarding the status of such trade secrets or confidential information.

            (u) COMPLIANCE WITH LAW AND OTHER REGULATIONS. The Company is not subject to and has not been threatened with any material fine, penalty, liability, or disability as the result of its failure to comply with any requirement of federal, state, local, or foreign law or regulation or any requirement of any governmental body or agency having jurisdiction over it, the conduct of its business, the use of its assets and properties, or any premises occupied by it.

            (v) INSURANCE. The Company maintains in full force and effect insurance coverage on its assets, properties, premises, operations, and personnel in such amounts as the Company deems appropriate, all as set forth on the Shareholders' Disclosure Schedule.

            (w) ARTICLES, BYLAWS, AND MINUTE BOOKS. Shareholders have heretofore delivered to Action true and complete copies of the Articles of Incorporation and Bylaws of the Company as currently in effect. The minute books of the Company contain complete and accurate records of all meetings and other corporate actions held or taken by the Boards of Directors (or committees of the Boards of Directors) and shareholders of the Company since its incorporation.

            (x) EMPLOYEE BENEFIT AND EMPLOYMENT MATTERS. The Company has fulfilled its obligations, if any, under the minimum funding standards of
Section 302 of the United States Employee Retirement Income Security Act of 1974 ("ERISA") and the regulations and published interpretations thereunder with respect to each "plan" (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which employees of the Company are eligible to participate and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations. The Company has not incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA. The Shareholders' Disclosure Schedule includes true and complete copies of each pension plan, welfare plan, and employment benefit plan applicable to the Company and related trust agreements or annuity contracts, Internal Revenue Service determination letters and summary plan descriptions; all of the foregoing plans, agreements, and commitments are valid, binding, in full force and effect, and there are no defaults thereunder; and none of the rights of the Company or any of its ERISA Affiliates thereunder will be impaired by this Agreement or the consummation of the transactions contemplated by this Agreement. The Company is not a party to any collective bargaining agreement and, to the best of Shareholders' knowledge, there is no material request for union representation pending or threatened against the Company. The employment of each employee of the Company is terminable at will without cost to the Company. The Company has complied with all other applicable federal, state, and local laws relating to the employment of labor, including, but not limited to, the provisions thereof relative to wages, hours, collective bargaining, working conditions, and payment of taxes of any kind, and the Company is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation, sick leave, or other compensatory time. All officers and independent contractors of the Company are paid salaries or other compensation in accordance with the amounts set forth in the Shareholders' Disclosure Schedule, which correctly and accurately sets forth all salaries, expenses, and personal benefits paid to or accrued for all directors, officers, and principal shareholders of the Company as of the date of this Agreement, all of which are reflected as appropriate in the Company's Base Balance Sheet.

            (y) NO DIVIDENDS OR OTHER PAYMENTS TO DIRECTORS, OFFICERS, SHAREHOLDERS OR OTHERS. Except as set forth on the Shareholder's Disclosure Schedule, during the two-year period immediately preceding the date of this Agreement, the Company has not declared or paid any dividends or distributions to its shareholders or made any purchase or redemption of any shares of capital stock of the Company or any transfer, distribution, or payment, directly or indirectly, of any money or other assets or properties to any director, officer, shareholder, or any of their affiliates or other person other than the payment of compensation for services actually rendered, payments in the ordinary course of business, or payments for goods or services in arm's length Mergers.

      2.2 FURTHER REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS. Except as set forth in the Shareholder's Disclosure Schedule, each Shareholder makes the following further representations and warranties as to himself or itself:

            (a) OWNERSHIP OF CAPITAL STOCK OF THE COMPANY. Such Shareholder owns the number of Shares of common stock of the Company set forth beside such Shareholder's name on Schedule 1.5(b) attached hereto. Such Shareholder has good, marketable, and unencumbered title to such Shares, and there are no restrictions on his or its right to transfer such Shares to Action pursuant to this Agreement. Such Shareholder has at all times during the two-year period immediately preceding the date of this Agreement owned or maintained the sole equitable and beneficial interest in all of such Shareholder's Shares.

            (b) RIGHTS TO ACQUIRE SHARES. Such Shareholder does not have any outstanding options, warrants, or other rights to purchase or subscribe for or contracts or commitments to sell, or any interests, instruments, evidences of indebtedness or other securities convertible in any manner into, shares of Company's capital stock.

            (c) POWER TO EXECUTE AGREEMENT; ENFORCEABILITY. Such Shareholder has full power and authority to execute, deliver and perform this Agreement. No other proceedings on the part of the Shareholders, including a meeting of shareholders, are necessary to authorize the execution and delivery by the Shareholders of this Agreement or the consummation by the Shareholders of the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a legal, valid, and binding agreement of, such Shareholder, enforceable against such Shareholder in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

            (d) AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof, will not result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any agreement or other instrument of any description to which such Shareholder is a party or by which such Shareholder is bound, or any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to such Shareholder.

            (e) RELIANCE UPON SHAREHOLDER'S ADVISORS. Such Shareholder acknowledges that he or it has been encouraged to rely upon the advice of his or its legal counsel and accountants or other financial advisers with respect to the financial, tax, and other considerations relating to the acquisition of the Action Common Stock. Such Shareholder represents and warrants that he or it has reviewed with his or its own tax advisors the federal, state, local, and foreign tax consequences of the investment in Action Common Stock. Such Shareholder is relying solely on such advisors and not on any statements or representations of Action or any of its officers, directors, employees, or agents and understands that such Shareholder (and not Action) shall be responsible for his or its own tax liability, if any, that may arise as a result of the acquisition of Action Common Stock or the transactions contemplated by this Agreement.

            (f) INTENT AND ACCESS. Such Shareholder is acquiring the shares of Action Common Stock without a view to the public distribution or resale in violation of any applicable federal or state securities laws. Such Shareholder acknowledges that the shares of Action Common Stock are not registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws and cannot be sold publicly without registration thereunder or an exemption from such registration. Such Shareholder understands that certificates for such shares will contain a legend with respect to the restrictions on transfer under federal and applicable state securities laws as well as the fact that the shares are "restricted securities" under such federal and state laws. Such Shareholder has been furnished with such information, both financial and non-financial, with respect to the operations, business, capital structure, and financial position of Action and its subsidiaries as they believe necessary and have been given the opportunity to ask questions of and receive answers from Action and its subsidiaries and their officers concerning Action and its subsidiaries. Without limiting the foregoing, such Shareholder specifically acknowledges the receipt of Action's Form 10-K Report for the fiscal year ended September 30, 1997, as amended on Form 10-K/A; Action's Form 10-Q for the nine months ended June 30, 1998; Action's Proxy Statement dated January 28, 1998; Action's 1997 Annual Report to Shareholders; and Action's Prospectus dated July 21, 1998.

            (g) NO BINDING COMMITMENT TO DISPOSE OF ACTION COMMON STOCK. Such Shareholder is not under any binding commitment or contract to sell, exchange, or otherwise dispose of any shares of Action Common Stock to be received by such Shareholder pursuant to this Agreement.

            (h) ACCURACY OF STATEMENTS. Neither this Agreement nor any statement, list, certificate, or other information furnished by the Company or such Shareholder to Action in connection with this Agreement or any of the Mergers contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of circumstances in which they are made, not misleading.

      2.3 REPRESENTATIONS AND WARRANTIES OF ACTION AND MERGER SUBSIDIARY. Except as otherwise set forth in the Action's Disclosure Schedule heretofore delivered by Action to Shareholders, and except as disclosed in any document heretofore filed by Action with the Securities and Exchange Commission ("SEC"), each of Action and Merger Subsidiary represents and warrants to Shareholders as follows:

            (a) DUE INCORPORATION, GOOD STANDING, AND QUALIFICATION. Action and each of its subsidiaries (including Merger Subsidiary) are corporations duly organized, validly existing, and in good standing under the laws of their jurisdictions of incorporation with all requisite corporate power and authority to own, operate, and lease their assets and properties and to carry on their business as now being conducted. Neither Action nor any of its subsidiaries (including Merger Subsidiary) is subject to any material disability by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction. As used in this Agreement with reference to Action, the term "subsidiaries" shall include all direct or indirect subsidiaries of Action other than the Company. No representation or warranty relating to Action, Action's consolidated financial position, or Action and its subsidiaries taken as a whole shall be deemed to be breached as a result of any circumstances that would constitute a breach of a representation or warranty by the Company.

            (b) CORPORATE AUTHORITY. Each of Action and Merger Subsidiary has the corporate power and authority to enter into this Agreement and carry out the transactions contemplated hereby. The Boards of Directors of each of Action and Merger Subsidiary have duly authorized the execution, delivery, and performance of this Agreement. No other corporate proceedings on the part of Action or Merger Subsidiary, including a meeting of Action's or Merger Subsidiary's shareholders, are necessary to authorize the execution and delivery by Action of this Agreement or the consummation by Action of the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a legal, valid, and binding agreement of, each of Action and Merger Subsidiary, enforceable against Action and Merger Subsidiary in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

            (c) CAPITAL STOCK. As of the date hereof, Action has authorized capital stock, consisting of 25,000,000 shares of Common Stock, of which 16,423,238 shares are issued and outstanding, and 5,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. As of such date, 964,146 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options and warrants and 2,074,688 shares of Common Stock were reserved for issuance upon conversion of Action's 4-3/4% Convertible Subordinated Notes due 2005. All of the issued and outstanding shares of capital stock of Action and each of its subsidiaries (including Merger Subsidiary) have been validly authorized and issued and are fully paid and nonassessable. Action has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As of the date hereof, Merger Subsidiary has authorized capital stock, consisting of 4,000 shares of common stock, of which 1,000 shares are issued and outstanding, and 1,000 shares of preferred stock, no par value, of which no shares are issued and outstanding.

            (d) OPTIONS, WARRANTS, AND RIGHTS. Neither Action nor any of its subsidiaries has outstanding any options, warrants, or other rights to purchase, or securities or other obligations convertible into or exchangeable for, or contracts, commitments, agreements, arrangements or understandings to issue, any shares of their capital stock or other securities, other than those referred to in Section 3.2(c).

            (e) SUBSIDIARIES. The outstanding shares of capital stock of the subsidiaries of Action owned by Action or any of its subsidiaries are owned free and clear of all claims, liens, charges, and encumbrances.

Action does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any corporation or other business.

            (f) FINANCIAL STATEMENTS. The Consolidated Balance Sheets of Action and its subsidiaries as of September 30, 1996 and September 30, 1997 and the Consolidated Statements of Operations, the Consolidated Statements of Shareholders' Equity, and the Consolidated Statements of Cash Flows of Action and its subsidiaries for the three years ended September 30, 1997, and all related schedules and notes to the foregoing, have been reported on by Arthur Andersen LLP, independent public accountants, and the Consolidated Balance Sheet of Action and its subsidiaries as of June 30, 1998 and the Consolidated Statement of Operations, the Consolidated Statement of Shareholders' Equity, and the Consolidated Statement of Cash Flows of Action and its subsidiaries for the nine months ended June 30, 1998 have been prepared by Action without audit. All of the foregoing financial statements have been prepared in accordance with GAAP, which were applied on a consistent basis (except as described therein), and present fairly, in all material respects, the financial position, results of operations, and changes of financial position of Action and its subsidiaries as of their respective dates and for the periods indicated. Neither Action nor any of its subsidiaries has any material liabilities or obligations of a type that would be included in a balance sheet prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated or otherwise, except as and to the extent disclosed or reflected in the Consolidated Balance Sheet of Action and its subsidiaries as of June 30, 1998 ("Action's Base Balance Sheet"), or incurred since the date of Action's Base Balance Sheet, in the ordinary course of business or as contemplated by this Agreement.

            (g) NO MATERIAL CHANGE. Since the date of Action's Base Balance Sheet, there has not been and there is not threatened (i) any material adverse change in the business, assets, properties, financial condition, or operating results of Action or its subsidiaries taken as a whole, (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of Action or its subsidiaries, which materially affects or impairs their ability to conduct their business, or (iii) any mortgage or pledge of any material amount of the assets or properties of Action or any of its subsidiaries, or any indebtedness incurred by Action or any of its subsidiaries, other than indebtedness, not material in the aggregate, incurred in the ordinary course of business.

            (h) TITLE TO ASSETS AND PROPERTIES. Action and its subsidiaries have good and marketable title to all of their respective real and personal assets and properties, including all assets and properties reflected in Action's Base Balance Sheet, or acquired subsequent to the date of Action's Base Balance Sheet, except assets or properties disposed of subsequent to that date in the ordinary course of business. Such assets and properties are subject to no mortgage, indenture, pledge, lien, claim, encumbrance, charge, security interest, or title retention or other security arrangement, except for liens for the payment of federal, state, and other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of Action and its subsidiaries or the ownership of their assets or properties, which were not incurred in connection with the borrowing of money or the obtaining of advances, and which do not in the aggregate materially detract from the value of the assets or properties of Action and its subsidiaries taken as a whole or materially impair the use thereof in the operation of their respective businesses, except in each case as disclosed in Action's Base Balance Sheet. All leases pursuant to which Action or any of its subsidiaries lease any substantial amount of real or personal property are valid and effective in accordance with their respective terms. Action and each of its subsidiaries own or have the right to use all assets and properties necessary to conduct their business as currently conducted.

            (i) LITIGATION. There are no actions, suits, proceedings, or other litigation pending or, to the knowledge of Action, threatened against Action or any of its subsidiaries, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to Action or its subsidiaries, would individually or in the aggregate have an adverse effect on the business, assets, properties, operating results, prospects, or condition, financial or otherwise, of Action and its subsidiaries taken as a whole.

            (j) RIGHTS AND LICENSES. Neither Action nor any of its subsidiaries is subject to any material disability or liability by reason of its failure to possess any trademark, trademark right, trade name, trade name right, or license.

            (k) NO VIOLATION. The execution and delivery of this Agreement and the consummation of the Mergers contemplated hereby will not violate or result in a breach by Action or any of its subsidiaries (including Merger Subsidiary) of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to, (i) any provision or restriction of any charter, bylaw, loan, indenture, or mortgage of Action or any of its subsidiaries (including Merger Subsidiary), or (ii) any provision or restriction of any lien, lease agreement, contract, instrument, order, judgment, award, decree, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of Action or any of its subsidiaries (including Merger Subsidiary) is subject or by which Action or any of its subsidiaries is bound.

            (l) TAXES. Action has duly filed in correct form all Tax Returns relating to the activities of Action and its subsidiaries required or due to be filed (with regard to applicable extensions) on or prior to the date of this Agreement. All such Tax Returns are accurate and complete in all material respects, and Action has paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, or local taxing authorities for all periods ending on or before the date of this Agreement, other than Taxes or other charges that are not delinquent or are being contested in good faith and have not been finally determined and have been disclosed to Shareholder. The amounts set up as reserves for Taxes on the books of Action and its subsidiaries are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon), whether or not disputed, accrued, or applicable. No claims for taxes or assessments are being asserted or threatened against Action or any of its subsidiaries.

            (m) ACCOUNTS RECEIVABLE. The accounts receivable of Action and its subsidiaries have been acquired in the ordinary course of business, are valid and enforceable, and are fully collectible, subject to no known defenses, setoffs, or counterclaims, except to the extent of the reserve reflected in the books of Action and its subsidiaries or in such other amount that is not material in the aggregate.

            (n) CONTRACTS. Neither Action nor any of its subsidiaries is a party to (i) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, or profit sharing, (ii) any collective bargaining or other contract or agreement with any labor union,
(iii) any lease, installment purchase agreement, or other contract with respect to any real or personal property used or proposed to be used in its operations excepting, in each case, items included within aggregate amounts disclosed or reflected in Action's Base Balance Sheet, (iv) any employment agreement or other similar arrangement not terminable by it upon 30 days or less notice without penalty to it, (v) any contract or agreement for the purchase of any commodity, material, fixed asset, or equipment in excess of $100,000, (vi) any contract or agreement creating an obligation of $100,000 or more, (vii) any contract or agreement that by its terms does not terminate or is not terminable by it upon 30 days or less notice without penalty to it, (viii) any loan agreement, indenture, promissory note, conditional sales agreement, or other similar type of arrangement, (ix) any material license agreement, or (x) any contract that may result in a material loss or obligation to it. All material contracts, agreements, and other arrangements to which Action or any of its subsidiaries is a party are valid and enforceable in accordance with their terms; Action, its subsidiaries, and all other parties to each of the foregoing have performed all obligations required to be performed to date; neither Action, nor any of its subsidiaries, nor any such other party is in default or in arrears under the terms of any of the foregoing; and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a default under any of them.

            (o) COMPLIANCE WITH LAW AND OTHER REGULATIONS. Neither Action nor any of its subsidiaries is subject to or has been threatened with any material fine, penalty, liability, or disability as the result of its failure to comply with any requirement of federal, state, local, or foreign law or regulation or any requirement of any governmental body or agency having jurisdiction over it, the conduct of its business, the use of its assets and properties, or any premises occupied by it.

            (p) INSURANCE. Action and each of its subsidiaries maintains in full force and effect insurance coverage on their assets, properties, premises, operations, and personnel in such amounts as Action deems appropriate.

            (q) EMPLOYEES. Neither Action nor any of its subsidiaries has ever maintained or contributed to any "employee benefit plan," as such term is defined in Section 3(3) of ERISA, including, without limitation, any stock option plan, stock purchase plan, deferred compensation plan, or other similar employee benefit plan, other than Action's Stock Option Plans. Neither Action nor any of its subsidiaries has ever contributed to any "multi-employer pension plan," as such term is defined in Section 3(37)(A) of ERISA.

            (r) SEC REPORTS. Action's report on Form 10-K for the fiscal year ended September 30, 1997, as amended by Form 10-K/A, filed with the SEC and all reports and proxy statements filed by Action thereafter pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934, including Action's Form 10-Q Report for the quarter ended June 30, 1998, do not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time the document was filed. Since the filing of such report on Form 10-K, as amended by Form 10-K/A, no other report, proxy statement, or other document has been required to be filed by Action pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 that has not been filed.

            (s) STATUS OF ACTION COMMON STOCK BEING ISSUED. The shares of Action Common Stock issued in exchange for the Shares are validly authorized and issued, fully paid, nonassessable, free of preemptive or other similar rights, and will be authorized for trading on the Nasdaq National Market. Subject to restrictions upon resale set forth in the Escrow Agreement and in the Pooling Letter, the shares of Action Common Stock are identical in all respects to the Action Common Stock issued and outstanding as of the date hereof by reason of the provisions of the Arizona Business Corporation Act; provided, however, that the shares of Action Common Stock will not be registered under the Securities Act and are issued to Shareholders pursuant to a valid exemption from registration under the Securities Act and applicable state securities laws.

            (t) ACCURACY OF STATEMENTS. Neither this Agreement nor any statement, list, certificate, or other information furnished by Action or Merger Subsidiary to Shareholder in connection with this Agreement or any of the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

      2.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Shareholders, Action, or Merger Subsidiary in this Agreement shall survive the consummation of the transactions contemplated by this Agreement for a period of three years from the date of this Agreement (the "Expiration Date"), irrespective of any investigations or inquiries made by any party or any knowledge that any party may possess, and each party shall be entitled to rely upon such representations and warranties irrespective of any investigations, inquiries, or knowledge. No claim for recovery pursuant to Section 7 of this Agreement may be asserted after such representations and warranties have expired; provided, however, that claims first asserted pursuant to Section 7 of this Agreement prior to the expiration of such representations and warranties shall not thereafter be barred.

                                   SECTION 3
                              PRE-CLOSING COVENANTS

      3.1 COVENANTS OF SHAREHOLDERS AND THE COMPANY. Shareholders and the Company agree that, unless Action otherwise agrees in writing and except as set forth in the Shareholders' Disclosure Schedule, between the date of this Agreement and the Effective Date:

            (a) PRESERVATION OF BUSINESS. Shareholders and the Company shall (i) preserve intact the present business organization of the Company, (ii) preserve the present goodwill and advantageous relationships of the Company with all persons having business dealings with the Company, (iii) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, copyrights, bonds and other similar rights of the Company that are material to its business, and (iv) keep intact its relationships with its employees, representatives, and agents that are material to its business. The Company shall not enter into any employment agreements with any of its officers or management personnel which may not be cancelled without penalty upon notice not exceeding 30 days. The Company shall maintain in force all property, casualty, fiduciary, directors and officers and other forms of insurance which it is presently carrying.

            (b) ORDINARY COURSE. The Company shall operate its business only in the usual, regular and ordinary course and manner. Without limiting the foregoing, the Company shall not (i) encumber or mortgage any property or assets, (ii) incur any obligation (contingent or otherwise) or purchase or acquire, or transfer or convey, any material assets or properties or enter into any transaction or make or enter into any contract or commitment except in the ordinary course of business, (iii) acquire any stock or other equity interest in any corporation, trust or other entity, (iv) waive any material rights, or (v) pay any consulting or management fees in any material amount.

            (c) BOOKS AND RECORDS. The Company shall maintain its books, accounts, and records in the usual, regular and ordinary manner, and on a basis consistent with prior years, and shall comply with all laws applicable to them or to the conduct of its business.

            (d) NO ORGANIC CHANGE. Except as contemplated by this Agreement, the Company shall not (i) amend its Articles of Incorporation or bylaws, (ii) make any change in its capital stock by reclassification, subdivision, reorganization or otherwise, or (iii) merge or consolidate with any other corporation, trust or entity or change the character of its business.

            (e) NO ISSUANCE OF SHARES, OPTIONS, OR OTHER SECURITIES. The Company shall not (i) issue any shares of capital stock, or (ii) grant any option, warrant or other right to purchase or to convert any obligation into shares of capital stock.

            (f) COMPENSATION. The Company shall not (i) increase the compensation payable to any elected officer or to other management personnel from the amount payable as of October 31, 1998 except in accordance with normal and customary practice, or (ii) introduce or change any pension or profit sharing plan, or any other employee benefit arrangement.

            (g) DIVIDENDS. The Company shall not declare, make or pay any dividend or other distribution with respect to its capital stock or otherwise or purchase, redeem or otherwise acquire any shares of its capital stock.

            (h) CONFIDENTIALITY. Until the Effective Date, the Company and Shareholders will maintain as confidential the discussions with Action and/or Merger Subsidiary and the terms and conditions of this Agreement and the other agreements to be executed in connection herewith and, except as required by law, will not make any trade, press or other announcement or disclosure in relation to such discussions, whether before or after the Effective Date, without the prior written consent of Action.

            (i) OBLIGATION TO UPDATE INFORMATION. The Company and Shareholders shall promptly give Action and Merger Subsidiary written notice of the existence or occurrence of any condition which would make any representation or warranty of the Company or Shareholders untrue or result in the breach of any agreement or covenant by the Company or Shareholders, or which might reasonably be expected to prevent the consummation of the transactions herein contemplated.

            (j) CONSENTS AND APPROVALS. The Company and Shareholders shall use its best efforts to obtain all necessary consents and approvals of other persons and governmental authorities to the performance by the Company of the transactions contemplated by this Agreement. The Company and Shareholders shall make all filings, applications, statements, and reports to all federal and state government agencies or entities which are required to be made prior to the Effective Date by or on behalf of the Company pursuant to any statute, rule or regulation in connection with the transactions contemplated by this Agreement.

      3.2 COVENANTS OF ACTION AND MERGER SUBSIDIARY. Each of Action and Merger Subsidiary agrees that, unless the Company otherwise agrees in writing and except as set forth in the Action's Disclosure Schedule, between the date of this Agreement and the Effective Date:

            (a) PRESERVATION OF BUSINESS. Action shall use its best efforts to
(i) preserve intact the present business organization of Action and its subsidiaries, (ii) preserve the present goodwill and advantageous relationships of Action and its subsidiaries with investors and all other persons having business dealings with Action and its subsidiaries, (iii) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, copyrights, bonds, and other similar rights of Action and its subsidiaries that are material to its business, and (iv) keep intact its relationships with its employees, representatives, and agents that are material to its business.

            (b) ORDINARY COURSE. Action and its subsidiaries shall operate their businesses only in the usual, regular, and ordinary course and manner.

            (c) BOOKS AND RECORDS. Action and its subsidiaries shall maintain their books, accounts and records in the usual, regular, and ordinary manner, and on a basis consistent with prior years, and shall comply with all laws applicable to them or to the conduct of their business.

            (d) NO ORGANIC CHANGE. Except as contemplated by this Agreement, Action shall not (i) amend its Articles of Incorporation or bylaws, (ii) make any change in its capital stock by reclassification, subdivision, reorganization or otherwise, or (iii) merge or consolidate with any other corporation, trust or entity or change the character of its business.

            (e) DIVIDENDS. Action shall not declare, make or pay any dividend or other distribution with respect to its capital stock or otherwise or purchase, redeem or otherwise acquire any shares of its capital stock.

            (f) OBLIGATION TO UPDATE INFORMATION. Action and Merger Subsidiary shall promptly give the Company and Shareholders written notice of the existence or occurrence of any condition which would make any representation or warranty of Action and Merger Subsidiary untrue or result in the breach of any agreement or covenant by Action or Merger Subsidiary, or which might reasonably be expected to prevent the consummation of the transactions herein contemplated.

            (g) CONSENTS AND APPROVALS. Action and Merger Subsidiary shall use their best efforts to obtain all necessary consents and approvals of other persons and governmental authorities to the performance by Action of the transactions contemplated by this Agreement. Action and Merger Subsidiary shall make all filings, applications, statements and reports to all federal and state government agencies and entities which are required to be made prior to the Effective Date by or on behalf of Action or its subsidiaries pursuant to any statute, rule or regulation in connection with the transactions contemplated by this Agreement.

                                   SECTION 4
                       CONDITIONS PRECEDENT TO OBLIGATIONS

      4.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ACTION AND MERGER Subsidiary. The obligations of Action and Merger Subsidiary under this Agreement are, at the option of Action and Merger Subsidiary, subject to the satisfaction of the following conditions on or before the Effective Date:

            (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and Shareholders herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the Effective Date with the same force and effect as though made on and as of the Effective Date, except as affected by the transactions contemplated hereby.

            (b) PERFORMANCE OF AGREEMENTS. The Company and Shareholders shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them on or prior to the Effective Date.

            (c) CORPORATE APPROVALS. All necessary corporate action on the part of the directors and shareholders of the Company adopting this Agreement and approving the transactions contemplated hereby shall have been taken by the Effective Date.

            (d) NO MATERIAL ADVERSE CHANGE. There shall be no material adverse change in the business, properties or financial condition of the Company.

            (e) LITIGATION. No action or proceeding by any governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, and would in the reasonable judgment of Action or Merger Subsidiary make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other party which enjoins, restrains or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.

            (f) POOLING LETTER. At or prior to the Closing, Shareholders shall have executed and delivered the pooling letter in the form as set forth on Exhibit B hereto (the "Pooling Letter").

            (g) EMPLOYMENT AGREEMENT. At or prior to the Closing, Falcione shall have executed and delivered an employment agreement in the form attached as Exhibit C hereto (the "Employment Agreement").

            (h) REGISTRATION RIGHTS AGREEMENT. At or prior to the Closing, Shareholders shall have executed and delivered a registration rights agreement in the form attached as Exhibit D hereto (the "Registration Rights Agreement") with respect to the registration for resale of the Action Common Stock to be issued to the Shareholders in exchange for the Shares.

            (i) OPINION OF COUNSEL. At or prior to the Closing, Shareholders shall have delivered to Action an opinion of counsel substantially to the effect as set forth in Exhibit E hereto.

            (j) EXECUTION OF ESCROW AGREEMENT. At or prior to the Closing, Shareholders shall have executed and delivered an escrow and security agreement in the form attached as Exhibit F hereto (the "Escrow Agreement").

            (k) CANCELLATION OF PROMISSORY NOTES. At the Closing, Shareholders shall have delivered to Action the Notes (as defined below), marked "Cancelled."

            (l) ACQUISITION OF TRADEMARK RIGHTS. The Company shall have acquired all right, title, and interest in and to that certain trademark registration for the name "Go Racing!" identified by Registration No. 2,145,010 issued March 17, 1998 by the U.S. Patent and Trademark Office.

            (m) PROCEEDINGS SATISFACTORY TO COUNSEL. All proceedings taken by the Company and Shareholders and all instruments executed and delivered by the Company or Shareholders on or prior to the Effective Date in connection with the transactions herein contemplated shall be satisfactory in form and substance to counsel for Action.

      4.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND Shareholders. The obligations of the Company and Shareholders under this Agreement are, at the option of the Company and Shareholders, subject to the satisfaction of the following conditions on or before the Effective Date.

            (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Action and Merger Subsidiary herein contained shall have been true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on and as of the Effective Date with the same force and effect as though made on and as of the Effective Date, except as affected by the transactions contemplated hereby.

            (b) PERFORMANCE OF AGREEMENTS. Action and Merger Subsidiary shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by Action and Merger Subsidiary on or prior to the Effective Date.

            (c) CORPORATE APPROVAL. All necessary corporation action on the part of the directors and shareholders of Action and Merger Subsidiary approving and adopting this Agreement and approving the transactions contemplated hereby shall have been taken by the Effective Date.

            (d) OPINION OF COUNSEL. At or prior to the Closing, Action shall have delivered to Shareholders an opinion of counsel substantially to the effect as set forth in Exhibit G hereto.

            (e) NO MATERIAL ADVERSE CHANGE. There shall be no material adverse change in the business, properties or financial condition of Action or Merger Subsidiary.

            (f) LITIGATION. No action or proceeding by any governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, and would in the reasonable judgment of the Company or Shareholders make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other party which enjoins, restrains or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.

            (g) EXECUTION OF EMPLOYMENT AGREEMENT. At or prior to the Closing, Merger Subsidiary shall have executed and delivered the Employment Agreement.

            (h) EXECUTION OF REGISTRATION RIGHTS AGREEMENT. At or prior to the Closing, Action shall have executed and delivered the Registration Rights Agreement.

            (i) EXECUTION OF ESCROW AGREEMENT. At or prior to the Closing, Action shall have executed and delivered the Escrow Agreement.

            (j) PAYMENT OF PROMISSORY NOTES. At the Closing, Action shall pay to the Estate, as holder of that certain Promissory Note dated August __, 1996, and that certain Revolving Credit Promissory Note dated August __, 1996, each between the Company, as maker, and Vincent D. Barletta, as payee and each as modified by that certain Note Modification Letter Agreement dated November 19, 1998 between the Company and the Estate (collectively and as modified, the "Notes"), the outstanding principal amount of $600,000.00 together with accrued and unpaid interest in the amount of $60,000.00.

            (k) PROCEEDINGS SATISFACTORY TO COUNSEL. All proceedings taken by Action and Merger Subsidiary and all instruments executed and delivered by and on or prior to the Closing Date in connection with the transactions herein contemplated shall be satisfactory in form and substance to counsel for the Company and Shareholders.

                                   SECTION 5
                        WAIVER, MODIFICATION, ABANDONMENT

      5.1 WAIVERS. The failure of the Company or Shareholders to comply with any of their obligations, agreements or conditions as set forth herein may be waived expressly in writing by Action and Merger Subsidiary, without the requirement for a vote of stockholders. The failure of Action and Merger Subsidiary to comply with any of their obligations, agreements or conditions as set forth herein may be waived expressly in writing by the Company and Shareholders without the vote of Shareholders.

      5.2 MODIFICATION. This Agreement may be modified at any time in any respect by the mutual consent of Action, Merger Subsidiary, the Company, and Shareholders. Any such modification may be approved by any such party, without further shareholder approval, except that the number of shares of Common Stock to be issued in exchange for the Shares may not be decreased without the consent of the Company's shareholders given by the same vote as is required under applicable state law for approval of this Agreement.

      5.3 ABANDONMENT PRIOR TO CLOSING DATE. The Merger may be abandoned on or before the Closing Date:

            (a) By the mutual agreement of Action, Merger Subsidiary, the Company, and the Shareholders;

            (b) By Action or Merger Subsidiary, if any of the conditions provided in Section 4.1 shall not have been satisfied, complied with or performed in any material respect, and Action and Merger Subsidiary shall not have waived such failure of satisfaction, noncompliance or nonperformance;

            (c) By the Company and Shareholders, if any of the conditions provided in Section 4.2 shall not have been satisfied, complied with or performed in any material respect, and the Company and Shareholders shall not have waived such failure of satisfaction, noncompliance or nonperformance; or

            (d) At the option of Action, Merger Subsidiary, the Company or Shareholders, if there shall have been instituted and be pending or threatened any legal proceeding before any court or governmental agency seeking to restrain or prohibit or to obtain damages in respect of this Agreement or the consummation of the Merger contemplated by this Agreement, or if any order restraining or prohibiting the Merger shall have been issued by any court or governmental agency and shall be in effect.

            (e) In the event of any termination pursuant to this Section 5.3 (other than pursuant to Section 5.3(a), written notice setting forth the reasons thereof shall forthwith be given by Shareholders if the Company or Shareholders is the terminating party, to Action and Merger Subsidiary, or by Action and Merger Subsidiary, if they are the terminating parties, to the Company and Shareholders. This Agreement shall terminate automatically if the Effective Date shall not have occurred on or before December 15, 1998, or such later date as shall have been agreed to by Action, Merger Subsidiary, the Company, and the Shareholders under Section 5.2.

      5.4 EFFECT OF ABANDONMENT. If the Merger is abandoned prior to the Closing Date, (a) this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement or to the directors, officers, representatives, and agents of any such party, and (b) Action and Merger Subsidiary on the one hand and the Company and on the other hand shall each pay their own fees and expenses incident to the negotiation, preparation, and execution of this Agreement and the obtaining of the necessary approvals thereof, including fees and expenses of their counsel, accountants, investment bankers, and other experts. If the Merger does not take place as a result of the fault of any party, that party shall reimburse all fees, costs, expenses, and damages incurred or suffered by the other parties.

                                   SECTION 6
                             POST-CLOSING COVENANTS

      6.1 FILING OF TAX RETURNS AND PAYMENT OF TAXES. Shareholders shall, at their cost and expense, provide all information or other assistance as may reasonably be requested by Action to enable Action or the Company to prepare or cause to be prepared all federal, state, and local Tax Returns with respect to the Company for all periods prior to the Effective Date that have not as yet been filed as required. Each Shareholder agrees that Shareholders shall be jointly and severally responsible for any and all tax obligations of the Company or Shareholders arising as a result of the Company's status as either a C corporation or an S corporation prior to the Effective Date. Each Shareholder agrees that Shareholders shall promptly pay any and all Taxes determined to be owed by the Company or Shareholders as a result of the Company's status as either a C corporation or S corporation prior to the Effective Date.

      6.2 NON-COMPETITION, NON-DISCLOSURE, AND NON-SOLICITATION. Action is unwilling to enter into and perform this Agreement unless Falcione enters into the non-competition, non-disclosure, and non-solicitation agreements contained in this Section 6.2. To induce Action to enter into this Agreement, Falcione agrees as follows:

            (a) NON-COMPETITION. Neither Falcione nor any person or entity directly or indirectly in control of or controlled by Falcione (each, a "Falcione's Affiliate") shall for a period of five years after the Effective Date (or such lesser period to the maximum extent provided by applicable law), directly or indirectly, for itself or himself or on behalf of any other person, firm, partnership, corporation, or other entity, anywhere in the world, engage in any business relating to the design, creation, development, implementation, maintenance, or distribution of, or consulting services related to, Internet web-sites and related content relating to or associated with motorsports or automobile racing. The five-year period referred to in this Section 6.2(a) shall be stayed during any violation or breach of the terms of this Section 6.2(a).

            (b) CONFIDENTIAL INFORMATION. Falcione recognizes that the Company is engaged in a highly competitive business, the success of which is dependent upon confidential and proprietary information. Falcione agrees that Falcione and each of Falcione's Affiliates will maintain in strict secrecy and confidence all confidential, proprietary, or other information relating to the Company's, Merger Subsidiary's, or Action's business, which information is obtained by or comes into the knowledge or possession of Falcione or Falcione's Affiliates. Furthermore, neither Falcione nor any of Falcione's Affiliates will, unless first authorized in writing by Action, disclose to any person, firm, or other entity, or use for the benefit of Falcione, Falcione's Affiliates or for the benefit of any person, firm, or other entity, at any time, after the Effective Date, any confidential information, relating to the Company's or Action's business. For purposes of this Agreement, confidential information will include, without limitation, any trade secrets, knowledge or information with respect to processes, techniques, procedures, or know-how unique to the Company or Action, or to which the Company or Action has been given access in confidence by a third party pursuant to any agreement with that third party; the names of any of the Company's or Action's customers or vendors; the prices at which the Company or the Action obtains or has obtained or at which the Company or Action sells or has sold the Company's or Action's products or services or at which the Company or Action has bought materials, supplies or services; or any other information of, about or concerning the business of the Company or Action. Falcione understands and agrees that all confidential information is a valuable and special asset of the Company and Action and is important, material, and confidential, that such confidential information gravely affects the effective and successful conduct of the business of the Company and Action and the Company's and Action's goodwill, and that any breach of the terms of this Section 6.2(b) would be a material breach of this Agreement.

            (c) NONSOLICITATION. Neither Falcione nor any of Falcione's Affiliates shall, for a period of five years after the Effective Date (or such lesser period to the maximum extent provided by applicable law), directly or indirectly, for Falcione, Falcione's Affiliates, or on behalf of, or in connection with any person, firm, or other entity other than Action, request any past, present, or future suppliers or customers of the Company or Action to curtail or cancel their business with the Company or Action; solicit, canvas, accept, encourage or authorize any other person to solicit, canvas, accept, authorize or encourage, from any past or present supplier or customer of the Company or Action, any business for any other person, firm, or corporation engaged in a business the same as, similar to or in general competition with the business of the Company or Action; or induce or attempt to influence any employee, independent contractor, or agent of the Company or Action to terminate that person's employment with or engagement by the Company or Action. The five-year period referred to in this Section 6.2(c) shall be stayed during any violation or breach of the terms of this Section 6.2(c).

            (d) REASONABLENESS AND REMEDIES. Falcione specifically acknowledges that because its business involves services related to the "World Wide Web," the Company currently operates its business throughout the world and the geographic and time restrictions in this Section 6.2 are necessary and reasonable. Falcione hereby acknowledges and agrees that the restrictions set forth in this Section
6.2 are reasonable and necessary, that any violation thereof would result in substantial and irreparable injury to Action, and that Action may not have an adequate remedy at law with respect to any such violation. Accordingly, Falcione agrees that, in the event of any actual or threatened violation of this Section 6.2, Action shall have the right and privilege to obtain, in addition to any other remedies that may be available, equitable relief, including temporary and permanent injunctive relief, to cease or prevent any actual or threatened violation of any provision hereof.

            (e) SEVERABILITY; REFORMATION. Each and every provision set forth in this Section 6.2 is independent and severable from the others, and no restriction will be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part. If any provision of this Section 6.2 is unenforceable for any reason whatsoever, that provision will be appropriately limited and reformed to the maximum extent provided by applicable law. If the scope of any restriction contained herein is too broad to permit enforcement to its full extent, then such restriction shall be enforced to the maximum extent permitted by law so as to be judged reasonable and enforceable, and Falcione agrees that such scope may be modified by an arbitrator or judge in any proceeding to enforce this Section 6.2. This includes, without limitation, altering or enforcing only portions of the limits on activity restrictions, the geographic scope, and the duration of this Section
6.2 unless to do so would be contrary to law or public policy.

      6.3 TAX AND ACCOUNTING TREATMENT. Action and each of the Shareholders shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code. Except as disclosed on the Shareholders' Disclosure Schedule or as otherwise consented to in writing by Action, neither Action nor any of the Shareholders shall take any action (including, but not limited to, sales of the Action Common Stock prior to any applicable time periods required for pooling-of-interests treatment) after the Effective Date to cause the Merger not to be accounted for as a pooling-of-interests business combination.

      6.4 FURTHER ASSURANCES. On and after the Effective Date, Shareholders and Action shall execute and deliver all such deeds, bills of sale, assignments, and other instruments and shall take or cause to be taken such further or other actions as any party may reasonably request from time to time in order to effectuate the transactions provided for herein. The parties shall cooperate with each other and with their respective counsel and accountants in connection with any steps to be taken as a part of their respective obligations under this Agreement.

                                   SECTION 7
                                 INDEMNIFICATION

      7.1 INDEMNIFICATION BY SHAREHOLDERS. If at any time after the Effective Date until the Expiration Date it is discovered that any representation or warranty of Shareholders contained or referred to in this Agreement or in any certificate, schedule, exhibit, or document delivered pursuant hereto was incomplete, incorrect or untrue, or that the Company or Shareholders breached any covenant or agreement contained in this Agreement, Shareholders shall promptly pay Action the amount of the loss, expense, or damage suffered or incurred by Action that would not have been suffered or incurred if the facts set forth in those representations or warranties had been correct or those covenants and agreements had not been breached. Without in any way limiting any of the rights of Action, Shareholders severally (up to their respective percentage ownership of the Company immediately prior to the Merger), but not jointly, shall indemnify and hold Action, Merger Subsidiary, the Company, and their respective employees, agents, representatives, and all other persons or entities charged or chargeable with responsibility or liability therefor, harmless for, from, and against all liabilities, suits, actions, proceedings, claims, demands, losses, damages, fees, costs, taxes, penalties, and expenses (including, but not limited to, reasonable attorneys' and accountants' fees) caused by, arising out of, or otherwise related to the operation of the Company's business prior to the Effective Date.

      7.2 INDEMNIFICATION BY ACTION. If at any time after the Effective Date until the Expiration Date it is discovered that any representation or warranty, of Action contained or referred to in this Agreement or in any certificate, schedule, exhibit, or document delivered pursuant hereto was incomplete, incorrect or untrue, or that Action breached any covenant or agreement contained in this Agreement, Action shall promptly pay Shareholders the amount of the loss, expense, or damage suffered or incurred by Shareholders that would not have been suffered or incurred if the facts set forth in those representations or warranties had been correct or those covenants and agreements had not been breached. Without in any way limiting any of the rights of Shareholders, Action shall indemnify and hold Shareholders and their employees, agents, representatives, and all other persons or entities charged or chargeable with responsibility or liability therefor, harmless for, from, and against all liabilities, suits, actions, proceedings, claims, demands, losses, damages, fees, costs, taxes, penalties and expenses (including, but not limited to, reasonable attorneys' and accountants' fees) caused by, arising out of or otherwise related to the operation of the Company's business subsequent to the Effective Date.

      7.3 NOTICE AND RIGHT TO DEFEND THIRD-PARTY CLAIMS. Promptly upon receipt of notice of any claim, demand, or assessment or the commencement of any suit, action, or proceeding with respect to which indemnity may be sought pursuant to this Agreement (a "Third Party Claim"), Action or Shareholders, as the case may be, (the "Indemnitee") shall notify in writing, if possible, within sufficient time to respond to such Third Party Claim or to answer or otherwise plead in such action (but in any event within 30 days), the party from whom indemnification is sought (the "Indemnitor"). In case any Third Party Claim shall be asserted, or any suit, action, or proceeding commenced against the Indemnitee, the Indemnitor shall be entitled, at the Indemnitor's expense, to participate therein, and, to the extent that the Indemnitor may wish, to assume the defense, conduct, or settlement thereof, at the Indemnitor's own expense, with counsel satisfactory to the Indemnitee, whose consent to the selection of counsel shall not be unreasonably withheld or delayed, provided that the Indemnitor confirms to the Indemnitee that it is a claim to which its rights of indemnification apply. The assumption of the defense, compromise, and settlement of such Third Party Claim by the Indemnitor shall be an acknowledgement of the obligation of the Indemnitor to indemnify the Indemnitee with respect to such claim hereunder. The Indemnitor shall have the right to settle or compromise monetary claims. As to any settlement or compromise of any other claim, however, the Indemnitor shall first obtain the prior written consent from the Indemnitee, which consent shall be exercised in the sole discretion of the Indemnitee. If the Indemnitor decides not to participate, the Indemnitee shall be entitled, at the Indemnitor's expense, to defend, conduct, settle, or compromise such matter with counsel satisfactory to the Indemnitor, whose consent to the selection of counsel shall not be unreasonably withheld or delayed. Notwithstanding the above, if, in the reasonable opinion of the Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter that could have a material adverse effect on the business, operations, assets, properties, or prospects of the Indemnitee (including, without limitation, the administration of the tax returns and responsibilities of the Indemnitee under applicable tax laws), the Indemnitee shall have the right to control the defense, compromise, and settlement of such Third Party Claim undertaken by the Indemnitor, and the costs and expenses of the Indemnitee in connection therewith shall be included as part of the indemnification obligation of the Indemnitor hereunder. If the Indemnitee shall elect to exercise such right, the Indemnitor shall have the right to participate in, but not to control, the defense, compromise, and settlement of such Third Party Claim at its sole cost and expense.

      7.4 LIMITATIONS ON INDEMNIFICATION; SECURITY FOR THE SHAREHOLDERS' INDEMNIFICATION AND OTHER OBLIGATIONS. Action may recover for indemnification under this Section 7 only from the Action Common Stock paid to Shareholders pursuant to this Agreement, valued at the average of the per-share closing sale prices of the Common Stock on the Nasdaq National Market on each trading day from (and including) the date on which the existence of this Agreement is publicly announced through (and including) the Effective Date (the "Per Share Value"), provided, however, that to the extent Shareholders have sold shares of Action Common Stock and the number of shares they continue to hold is not sufficient to satisfy such indemnification obligation, then Action may recover from Shareholders' other assets. Except as may otherwise be permitted and still preserve pooling-of-interests accounting treatment, it is hereby understood and agreed that Action may only satisfy an indemnification obligation arising under this Agreement through payment of additional shares of its Common Stock, valued at the Per Share Value. At the Closing, Action and each of the Shareholders shall enter into the Escrow Agreement with respect to the Held Back Shares. As security for the Agreement by the Shareholders to indemnify and hold Action harmless as described in this Section 7, Action shall deliver certificates representing the Held Back Shares to the "Escrow Agent" (as defined in the Escrow Agreement), to be held pursuant to the terms of the Escrow Agreement. Action may set off against the Held Back Shares any loss, damage, cost, or expense for which Shareholders may be responsible pursuant to this Agreement whether or not indemnified pursuant to this Section 7, subject, however, to the terms and conditions of the Escrow Agreement. Action and Shareholders agree that any shares remaining in escrow upon expiration of the Escrow Agreement shall be returned to Shareholders, subject to Action's rights to recover from Shareholders for any claims that remain pending but unresolved at the time the Escrow Agreement expires or any further claims that arise prior to the Expiration Date. Notwithstanding any term of this Agreement to the contrary, no provision of this Agreement shall limit or be deemed to limit any liability that one party may have against any other parties hereto (i) that arises by statute or any applicable federal, state, or local law, or (ii) with respect to a claim of fraud.

      7.5 FURTHER LIMITATIONS ON INDEMNIFICATION. Notwithstanding anything to the contrary in this Agreement, no Indemnitor shall have any obligation to indemnify any Indemnitee pursuant to this Section 7 for individual claims of less than $25,000 ("Small Claims"). Furthermore, no Indemnitor shall have any obligation to indemnify any Indemnitee pursuant to this Section 7 unless and until such Indemnitee has suffered indemnifiable loss, expense, or damage in excess of an aggregate $150,000 deductible for all losses, expenses, or damages suffered or incurred, including Small Claims, (i.e., a cumulative deductible amount for all occurrences, including Small Claims, and not on a per-occurrence basis), after which point the Indemnitor will be obligated to indemnify the Indemnitee for, from, and against the amount of losses, expenses, or damages suffered or incurred by the Indemnitee in excess of such aggregate $150,000 deductible amount. Notwithstanding anything to the contrary in this Agreement, Shareholders shall have no obligation to indemnify Buyer and Merger Subsidiary, and Buyer and Merger Subsidiary shall have no obligation to indemnify Shareholders, for, from and against losses, expenses, or damages suffered or incurred to the extent that such losses, expenses, or damages in the aggregate (i.e., not on a per-occurrence basis) exceed the product of (A) 137,923 shares times (B) the Per Share Value.

      7.6 CERTAIN CLAIMS BY SHAREHOLDERS. As of the Effective Date, each of the Shareholders hereby releases and forever discharges the Company of and from any and all obligations, defaults, acts, actions, causes of action, suits, proceedings, disputes, rights, claims, and demands, at law or in equity (whether real or contingent, known or unknown), that such Shareholder ever had or now has relating to or arising from the actions or omissions of the Company or any of its other shareholders, officers, directors, employees, agents, representatives, or any of their respective family members, heirs, successors and assigns; provided, however, that nothing set forth in this Section 7.6 shall release any of the parties hereto from any breach of the covenants, representations or warranties set forth in this Agreement or from the performance of any of the obligations set forth in this Agreement or any documents or instrument delivered pursuant hereto. With respect to any action, lawsuit, proceeding, complaint, claim or demand brought by the Action or the Company against any of the Shareholders pursuant to or arising under this Agreement, each Shareholder hereby agrees that he or it will not make any claim for indemnification against Action or the Company by reason of the fact that he or it is or was a director, officer, employee or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another entity, whether such claim is for judgment, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise or whether such claim is made pursuant to any statute, charter document, bylaw, agreement or otherwise.

      7.7 INDEMNIFICATION TO BE SOLE REMEDY. The rights of indemnification provided for in this Section 7 shall be the sole or exclusive remedy of any party hereto for any breach of any representation, warranty, or any other matter governed by this Agreement.

                                   SECTION 8
                                     GENERAL

      8.1 COSTS AND INDEMNITY AGAINST FINDERS. Each party hereto shall be responsible for its own costs and expenses in negotiating and performing this Agreement and hereby indemnifies and holds the other parties harmless against any claim for finders' fees based on alleged retention of a finder by it.

      8.2 CONTROLLING LAW. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement shall be governed by and construed in accordance with the laws of the state of Arizona, notwithstanding any Arizona or other conflict-of-law provisions to the contrary.

      8.3 NOTICES. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if by facsimile transmission, upon receipt, (iii) if mailed, three days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, and addressed as provided below, or (iv) if by a courier delivery service providing overnight or "next-day" delivery, on the next business day after deposit with such service addressed as follows:

       If to Action or Merger Subsidiary:    If to the Company or Shareholders:

       Action Performance Companies, Inc.    1095 Turnpike Street
       4707 E. Baseline Road                 Canton, MA  02021
       Phoenix, AZ  85040                    Attention: Roger J. Falcione
       Attention:  President                 Fax:  (781) 828-1538
       Fax:  (602) 337-3780

       with a copy given in the manner       with a copy given in
       the manner prescribed above, to:      prescribed above, to:

       O'Connor, Cavanagh, Anderson,         Goodwin, Procter & Hoar LLP
         Killingsworth & Beshears, P.A.            Exchange Place
       One East Camelback Road               53 State Street
       Phoenix, Arizona  85012               Boston, MA  02109
       Attention:  Robert S. Kant, Esq.      Attention:  Stuart M. Cable, Esq.
       Fax:  (602) 263-2900                  Fax:  (607) 305-6550

                                             with an additional copy given
                                             in the manner described above to:

                                             John G. Bulman, Esq.
                                             72 Old Forge Road
                                             Scituate, MA  02071
                                             Fax:  (781) 544-1391

Any party may alter the address to which communications or copies are to be sent by giving notice to such other parties of change of address in conformity with the provisions of this paragraph for the giving of notice.

      8.4 BINDING NATURE OF AGREEMENT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns, except that no party may assign, delegate, or transfer its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any assignment, delegation, or transfer made in violation of this Section 8.4 shall be null and void.

      8.5 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits attached hereto, contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements, and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

      8.6 PARAGRAPH HEADINGS. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

      8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.


         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                  ACTION PERFORMANCE COMPANIES, INC.


                                      /s/ CHRISTOPHER S. BESING
                                  By:_______________________________________
                                  Its:  Chief Financial Officer
                                     ______________________________________


                                      /s/ DAVID HUSBAND
                                  By:__________________________________________
                                  Its:  David Husband, Chief Accounting Officer
                                      _________________________________________

                                  ACTION INTERACTIVE, INC.


                                      /s/ CHRISTOPHER S. BESING
                                  By:__________________________________________
                                   Its:   Chief Financial Officer
                                     _________________________________________


                                  TECH 2000 WORLDWIDE, INC.


                                      /s/ ROGER J. FALCIONE
                                  By:__________________________________________
                                  Its:  President
                                     _________________________________________

                                   /s/ ROGER J. FALCIONE
                                  _____________________________________________
                                  ROGER J. FALCIONE


                                  THE ESTATE OF VINCENT D. BARLETTA

                                      /s/ PATRICIA I. BARLETTA
                                  By:__________________________________________
                                  Its:  Executrix
                                  _________________________________________

                                 SCHEDULE 1.5(b)



                                                TOTAL NUMBER
                                                OF SHARES OF                             NUMBER OF
                            NUMBER OF SHARES       ACTION              NUMBER OF        SHARES TO BE
                               COMPANY TO        COMMON STOCK          HELD-BACK       ISSUED DIRECTLY
     SHAREHOLDER             BE TRANSFERRED     TO BE ACQUIRED           SHARES        TO SHAREHOLDERS
     -----------             --------------     --------------           ------        ---------------
ROGER J. FALCIONE                10,000             117,235             11,724             105,511
THE ESTATE OF
  VINCENT D. BARLETTA             1,765              20,688              2,069              18,619
                                 ------             -------             ------             -------
     TOTAL                       11,765             137,923             13,793             124,130